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                      June 3, 2024

       Kenneth Jacobson
       Chief Financial Officer
       Avnet, Inc.
       2211 South 47th Street
       Phoenix, AZ 85034

                                                        Re: Avnet, Inc.
                                                            Form 10-K for
Fiscal Year Ended July 1, 2023
                                                            File No. 001-04224

       Dear Kenneth Jacobson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services